For further information, contact:	Don Pearson
Vice President & CFO
847.851.1626

AMCOL INTERNATIONAL CORPORATION (NYSE:ACO)
REPORTS FOURTH QUARTER AND 2008 YEAR END RESULTS

HOFFMAN ESTATES, IL., JANUARY 29, 2009—AMCOL International Corporation (NYSE:ACO) reports 2008 fourth quarter net income of $0.3 million or $0.01 per diluted share, compared with $10.8 million or $0.35 per diluted share in the same prior year period.  Net income in the current quarter includes $7.3 million of losses from affiliates and joint ventures, largely reflective of a $5.9 million, or $0.19 per diluted share, non-cash loss on the fair value of derivative instruments held by Ashapura Minechem Limited, a publicly traded Indian company (Ashapura).  AMCOL holds a 21% interest in Ashapura and accounts for this investment using the equity method of accounting.  Net income in the 2008 fourth quarter also includes $2.7 million, or $0.09 per diluted share, of losses on derivative instruments relating to our pending transaction to acquire a majority interest in a chrome sand deposit in South Africa, the purchase price of which is payable in Australian dollars (AUD).  Excluding these two items, 2008 fourth quarter net income was $8.9 million, or $0.29 per diluted share.

Net sales rose 5.5% to $205.2 million for the quarter ended December 31, 2008, compared with $194.6 million for the 2007 period.  Acquisitions comprised $4.7 million of the fourth quarter sales growth and foreign currency fluctuations had an $11.1 million unfavorable impact on fourth quarter sales.  Operating profit increased by 1.5% over the 2007 period to $15.7 million.  Acquisitions and foreign currency fluctuations had unfavorable impacts of $0.7 million and $1.0 million, respectively, on current period operating profit.

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AMCOL Q4 2008 EARNINGS

In a press release issued this morning, we reported that our Audit Committee, upon the recommendation of management, determined that our unaudited consolidated financial statements for the quarters ended September 30 and June 30, 2008 should no longer be relied upon because we did not properly account for the fair value of derivative instruments held by Ashapura.  The earlier press release discloses the effects of properly recording the fair value of Ashapura’s derivative instruments on our results for the second and third quarters of 2008.  We intend to restate the financial results reported in our quarterly report on Form 10-Q for the quarters ended September 30 and June 30, 2008 as soon as possible.  The year end results discussed in this press release reflect the restated results for the second and third quarter of 2008.

For the twelve-month period ended December 31, 2008, net income was $25.3 million, or $0.82 per diluted share, compared with $56.7 million, or $1.83 per diluted share in the prior year.  Earnings for the twelve month period ending December 31, 2008 include $21.7 million of losses from affiliates and joint ventures, largely reflective of $25.9 million, or $.84 per diluted share, of non-cash losses on the fair value of Ashapura’s derivative instruments.  Earnings for the year also include $1.6 million of losses on AUD derivative instruments discussed earlier.  Excluding these two items, net income for the current year was $52.8 million, or $1.70 per diluted share.

Net sales from continuing operations for the twelve-month period ended December 31, 2008, rose 18.7% to $883.6 million, compared with $744.3 million for 2007. Acquisitions and favorable foreign currency fluctuations represented approximately $28.4 million and $1.7 million, respectively, of the sales growth. Operating profit improved by 5.2% over 2007 to $79.2 million. Current year operating profit includes earnings from acquisitions and favorable foreign currency fluctuations of $1.4 million and $1.0 million, respectively.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements as well as the press release issued earlier today regarding the restatement of our financial results reported in our quarterly report on Form 10-Q for the quarters ended September 30 and June 30, 2008.  Further discussion of items and events impacting earnings are included later in this press release.

“Even excluding the negative impact from the Ashapura and AUD derivative instrument losses, it was a challenging quarter as the Environmental segment slowed and lower oil and gas prices negatively impacted our Oilfield Services segment” said Larry Washow, AMCOL President and Chief Executive Officer. “However, we did see continuing margin improvement in the Minerals segment.”

“Commercial construction activity has been slowing down around the world. In addition to the normal seasonal impact, our Environmental segment saw a significant sales drop in the fourth quarter, particularly in Europe,” Washow added.

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AMCOL Q4 2008 EARNINGS

“The improvement in the Minerals segment’s margins continues the positive trend developed over the last few quarters. The combination of lower costs and higher sales pricing resulted in a substantial jump in Minerals segment’s gross margins. However, in 2009, we expect lower volumes from the Metalcasting market and the oil drilling division will have a negative impact on the segment’s margins,” Washow commented.

“The Oilfield Services segment showed a drop in gross margins in the quarter as both the volume and mix of business was unfavorable. This segment depends on individual projects and lower oil and gas prices have reduced overall activity in the segment,” Washow added.

STATEMENT OF OPERATIONS HIGHLIGHTS:

Net sales:  The following details the components that contributed to the consolidated sales growth or sales decline for each operating segment over the 2007 fourth quarter, see the accompanying schedule for components of sales growth.

Minerals: The substantial majority of the revenue increase is due to price increases, principally in the U.S., and to a lesser extent in Asia-Pacific.  Base business growth was driven by increased volume in the U.S. petroleum industry but was offset by reduced demand for U.S. metalcasting and unfavorable foreign currency translation.

Environmental:  The majority of the revenue decline was due to unfavorable foreign currency translation.  Weakening demand in Europe was partially offset by growth in the domestic Lining Tech business.

Oilfield Services:  Base business growth was driven by the expansion of our Brazil operations and domestic land-based well testing and filtration services.  Overall domestic results were flat due to the economic climate in the fourth quarter as well as reduced oil and gas prices. Sales from acquisitions were from Premium Reeled Tubing.

Transportation:  Traffic levels increased over the prior year quarter due to higher demand from third party consumer products shippers.

Gross profit:  Sales growth provided by the Minerals segment increased gross profit by 6.9% over the 2007 fourth quarter.  Gross margins improved slightly to 25.5% compared to 25.1% in the prior year quarter.  Increases in Minerals segment gross margins were offset by decreased gross margins in the Environmental and Oilfield segments.

Minerals: Gross profit increased $8.5 million, or 53.5%, over the 2007 quarter while gross margins improved 620 basis points resulting from 2008 pricing initiatives in the U.S. and declining energy costs.

Environmental: Gross profit declined 18.2% due to the decline in sales.  The impact on gross margins was a decline of 290 basis points to 30.0%.

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AMCOL Q4 2008 EARNINGS

Oilfield Services:  Gross profit declined 13.1% and gross margin declined to 28.3% principally due to lower demands in offshore services and changes in product mix.

Transportation:  Gross margin of 10.9% was comparable to the prior year quarter.

General, selling and administrative expenses (GS&A):  The $3.2 million or 9.5% increase over the 2007 fourth quarter was attributable to increases in the minerals, corporate and transportation segments; all other segments had comparable or lower GS&A expenses.

Minerals: GS&A increased $2.7 million, a 32.2% increase over the 2007 quarter, principally due to greater research and development costs, increased bad debt reserves and start-up costs for our South African operation.

Environmental:  GS&A decreased $0.5 million, a 3.8% decrease over the 2007 quarter.

Oilfield Services: GS&A decreased $0.4 million, a 7.1% decrease over the 2007 quarter.

Corporate:   GS&A increased $1.1 million due to increased employee benefit and IT costs.

Operating profit:  Operating profit increased $0.2 million, a 1.5% increase over the prior year.

Interest expense:  Net interest expense increased by approximately $1.1 million over the prior year quarter due to greater average debt levels.

Other, net:  Other, net increased $3.3 million, principally due to foreign currency transaction losses.  This includes losses on derivative instruments on the Australian dollar relating to our pending transaction to acquire a majority interest in a chrome sand deposit in South Africa.

Income taxes:  The effective tax rate for the fourth quarter of 2008 was 13.8% compared to 34.3% for the same period in 2007.  The current year quarter was positively impacted by increased benefits from depletion deductions and research and development credits recorded in the fourth quarter. Since this is the last quarter of the year, these items decreased the effective rate by a large amount.

Income and losses from affiliates and joint ventures: Income and losses from affiliates and joint ventures decreased $9.6 million compared to the prior year quarter.  The current period loss of $7.3 million includes the $5.9 million non-cash charge for the fair value of derivative instruments held by Ashapura, as previously discussed in this release.

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AMCOL Q4 2008 EARNINGS

Share count:  Weighted average common and common equivalent shares outstanding were comparable for the quarters ended December 31, 2008 and 2007 at 31.0 million shares.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt increased to $256.8 million at December 31, 2008 compared to $164.2 million at December 31, 2007.  The increase was primarily due to funding acquisitions, increased working capital levels and capital expenditures.  Total long-term debt represented 44.0% of capitalization at December 31, 2008, compared with 31.8% at December 31, 2007.  Cash and cash equivalents were $19.4 million at December 31, 2008 compared with $25.3 million at December 31, 2007.

Working capital increased to $266.4 million at December 31, 2008 from $202.5 million at December 31, 2007.  The current ratio was 3.5 to 1.0 and 3.0 to 1.0 at December 31, 2008, and December 31, 2007, respectively.

Cash flow provided from operating activities was $18.4 million for year-to-date  December 31, 2008 compared to $66.2 million in the prior year.  The increase in working capital caused the decline in operating cash flows compared with the prior year, principally due to an increase in accounts receivable and inventories.

The primary investing activities in the 2008 twelve-month period include acquisitions  of $42.8 million, compared with $45.2 million for the same period in 2007, and capital expenditures (excluding our corporate building) of $37.1 million compared with $46.0 for the same period in 2007.

We repurchased $2.0 million of our shares through December 31, 2008, approximately eighty thousand shares at an average price of $25.45 per share. Our share repurchase program expired in November 2008.  Dividends declared year-to-date through December 31, 2008 increased by 14.5% over the prior year period to $20.6 million.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission.  AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

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AMCOL Q4 2008 EARNINGS

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications.  AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company  and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO.  AMCOL’s web address is www.amcol.com.  AMCOL’s fourth quarter conference call will be available live on Friday, January 30, 2009 at 11 a.m. EST on the AMCOL website or by dialing (877) 874-1586.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007

Net sales	$883,552	$744,334	$205,248	$194,554
Cost of sales	658,653	547,820	152,926	145,630
Gross profit	224,899	196,514	52,322	48,924

General, selling and administrative expenses	145,653	121,187	36,592	33,431
Operating profit	79,246	75,327	15,730	15,493
Other income (expense):
Interest expense, net	(12,154)	(8,915)	(3,512)	(2,409)
Other, net	(4,880)	(1,139)	(3,405)	(139)
	(17,034)	(10,054)	(6,917)	(2,548)
Income before income taxes and income from affiliates and joint ventures	62,212	65,273	8,813	12,945
Income tax expense	15,167	16,646	1,217	4,441
Income before income from affiliates and joint ventures	47,045	48,627	7,596	8,504

Income (loss) from affiliates and joint ventures	(21,714)	8,394	(7,337)	2,276
Income from continuing operations	25,331	57,021	259	10,780

(Loss) Income from discontinued operations	-	(286)	-	-

Net income	$25,331	$56,735	$259	$10,780

Weighted average common shares outstanding	30,446	30,165	30,568	30,220
Weighted average common and common equivalent shares outstanding	30,990	30,959	30,963	31,030

Basic earnings per share:
Continuing operations	$0.83	$1.89	$0.01	$0.36
Discontinued operations	-	(0.01)	-	-
Basic earnings per share	$0.83	$1.88	$0.01	$0.36

Diluted earnings per share:
Continuing operations	$0.83	$1.84	$0.01	$0.35
Discontinued operations	-	(0.01)	-	-
Diluted earnings per share	$0.82	$1.83	$0.01	$0.35

Dividends declared per share	$0.68	$0.60	$0.18	$0.16

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2008 (unaudited)	December 31, 2007 *

ASSETS

Current assets:
Cash and equivalents	$19,441	$25,282
Accounts receivable, net	197,611	166,835
Inventories	125,066	91,367
Prepaid expenses	12,812	13,529
Deferred income taxes	9,052	4,374
Income tax receivable	3,490	2,768
Other	7,409	475
Total current assets	374,881	304,630

Investments in and advances to affiliates and joint ventures	30,025	49,309

Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	17,186	21,394
Depreciable assets	385,671	352,100
	402,857	373,494
Less: accumulated depreciation and depletion	211,514	196,904
	191,343	176,590
Other assets:
Goodwill	68,482	59,840
Intangible assets, net	53,974	41,257
Deferred income taxes	12,173	5,513
Other assets	13,702	15,007
	148,331	121,617
	$744,580	$652,146

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$45,297	$44,274
Accrued liabilities	63,197	57,833
Total current liabilities	108,494	102,107

Long-term debt	256,821	164,232
Total long-term debt	256,821	164,232

Minority interests in subsidiaries	3,558	327
Pension liabilities	22,939	9,576
Deferred compensation	5,904	7,559
Other liabilities	20,658	16,022
	53,059	33,484
Stockholders’ equity:
Common stock	320	320
Additional paid in capital	86,350	81,599
Retained earnings	262,453	258,164
Accumulated other comprehensive income (loss)	(4,721)	33,248
	344,402	373,331
Less:
Treasury stock	18,196	21,008
	326,206	352,323
	$744,580	$652,146

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Twelve Months Ended December 31,
	2008	2007
Cash flow from operating activities:
Net income	$25,331	$56,735
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	33,985	29,219
Undistributed earning from affiliates and joint ventures	22,526	(7,229)
Other non - cash charges	1,274	(644)
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	(64,523)	(40,675)
Decrease (Increase) in noncurrent assets	3,604	(1,913)
Increase (decrease) in current liabilities	(2,803)	21,021
Increase (decrease) in noncurrent liabilities	(1,007)	9,667
Net cash provided by (used in) operating activities	18,387	66,181

Cash flow from investing activities:
Capital expenditures	(37,078)	(46,004)
Capital expenditures - corporate building	(23,662)	(7,050)
Acquisitions, net of cash	(42,769)	(45,191)
Investments in and advances to affiliates and joint ventures	(14,067)	(6,636)
Advances to non - affiliates	(6,000)	-
Proceeds from sale of land and depreciable assets	23,159	6,896
Investments in restricted cash	(1,723)	2,504
Other	1,522	(386)
Net cash used in investing activities	(100,618)	(95,867)

Cash flow from financing activities:
Net change in outstanding debt	98,532	50,348
Proceeds from sales of treasury stock	1,608	3,336
Purchases of treasury stock	(2,062)	(6,622)
Dividends	(20,619)	(18,008)
Excess tax benefits from stock-based compensation	1,188	2,030
Other	-	255
Net cash provided by financing activities	78,647	31,339
Effect of foreign currency rate changes on cash	(2,257)	5,824
Net increase (decrease) in cash and cash equivalents	(5,841)	7,477
Cash and cash equivalents at beginning of period	25,282	17,805
Cash and cash equivalents at end of period	$19,441	$25,282

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

	Three Months Ended December 31,
Minerals	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$105,758	100.0%	$94,238	100.0%	$11,520	12.2%
Cost of sales	81,396	77.0%	78,366	83.2%	3,030	3.9%
Gross profit	24,362	23.0%	15,872	16.8%	8,490	53.5%
General, selling and administrative expenses	11,200	10.6%	8,473	9.0%	2,727	32.2%
Operating profit	13,162	12.4%	7,399	7.8%	5,763	77.9%

	Three Months Ended December 31,
Environmental	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$56,315	100.0%	$62,849	100.0%	$(6,534)	-10.4%
Cost of sales	39,415	70.0%	42,194	67.1%	(2,779)	-6.6%
Gross profit	16,900	30.0%	20,655	32.9%	(3,755)	-18.2%
General, selling and administrative expenses	12,776	22.7%	13,277	21.1%	(501)	-3.8%
Operating profit	4,124	7.3%	7,378	11.8%	(3,254)	-44.1%

	Three Months Ended December 31,
Oilfield Services	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$33,423	100.0%	$28,435	100.0%	$4,988	17.5%
Cost of sales	23,964	71.7%	17,545	61.7%	6,419	36.6%
Gross profit	9,459	28.3%	10,890	38.3%	(1,431)	-13.1%
General, selling and administrative expenses	5,123	15.3%	5,516	19.4%	(393)	-7.1%
Operating profit	4,336	13.0%	5,374	18.9%	(1,038)	-19.3%

	Three Months Ended December 31,
Transportation	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$14,705	100.0%	$13,755	100.0%	$950	6.9%
Cost of sales	13,104	89.1%	12,248	89.0%	856	7.0%
Gross profit	1,601	10.9%	1,507	11.0%	94	6.2%
General, selling and administrative expenses	926	6.3%	741	5.4%	185	25.0%
Operating profit	675	4.6%	766	5.6%	(91)	-11.9%

	Three Months Ended December 31,
Corporate	2008	2007	2008 vs 2007
	(Dollars in Thousands)

Intersegment shipping sales	$(4,953)	$(4,723)	$(230)
Intersegment shipping costs	(4,953)	(4,723)	(230)
Gross profit	-	-
General, selling and administrative expenses	6,567	5,424	1,143	17.4%
Operating loss	(6,567)	(5,424)	(1,143)	17.4%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Twelve Months Ended December 31,
Minerals	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$428,986	100.0%	$356,670	100.0%	$72,316	20.3%
Cost of sales	348,928	81.3%	290,371	81.4%	58,557	20.2%
Gross profit	80,058	18.7%	66,299	18.6%	13,759	20.8%
General, selling and administrative expenses	39,579	9.2%	32,194	9.0%	7,385	22.9%
Operating profit	40,479	9.5%	34,105	9.6%	6,374	18.7%

	Twelve Months Ended December 31,
Environmental	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$278,708	100.0%	$252,776	100.0%	$25,932	10.3%
Cost of sales	187,109	67.1%	166,717	66.0%	20,392	12.2%
Gross profit	91,599	32.9%	86,059	34.0%	5,540	6.4%
General, selling and administrative expenses	54,530	19.6%	47,665	18.9%	6,865	14.4%
Operating profit	37,069	13.3%	38,394	15.1%	(1,325)	-3.5%

	Twelve Months Ended December 31,
Oilfield Services	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$133,600	100.0%	$100,572	100.0%	$33,028	32.8%
Cost of sales	87,094	65.2%	62,178	61.8%	24,916	40.1%
Gross profit	46,506	34.8%	38,394	38.2%	8,112	21.1%
General, selling and administrative expenses	23,279	17.4%	19,177	19.1%	4,102	21.4%
Operating profit	23,227	17.4%	19,217	19.1%	4,010	20.9%

	Twelve Months Ended December 31,
Transportation	2008		2007		2008 vs 2007
	(Dollars in Thousands)

Net sales	$63,921	100.0%	$52,409	100.0%	$11,512	22.0%
Cost of sales	57,185	89.5%	46,647	89.0%	10,538	22.6%
Gross profit	6,736	10.5%	5,762	11.0%	974	16.9%
General, selling and administrative expenses	3,490	5.5%	2,994	5.7%	496	16.6%
Operating profit	3,246	5.0%	2,768	5.3%	478	17.3%

	Twelve Months Ended December 31,
Corporate	2008	2007	2008 vs 2007
	(Dollars in Thousands)

Intersegment shipping sales	$(21,663)	$(18,093)	$(3,570)
Intersegment shipping costs	(21,663)	(18,093)	(3,570)
Gross profit	-	-
General, selling and administrative expenses	24,775	19,157	5,618	29.3%
Operating loss	(24,775)	(19,157)	(5,618)	29.3%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

	Three Months Ended December 31, 2008
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	36.8%	8.4%	6.3%	51.5%
Environmental	15.5%	10.1%	1.8%	27.4%
Oilfield services	14.0%	1.5%	0.8%	16.3%
Transportation	4.8%	0.0%	0.0%	4.8%
Total - current year's period	71.1%	20.0%	8.9%	100.0%
Total from prior year's comparable period	66.5%	24.8%	8.7%	100.0%

	Three Months Ended December 31, 2008
	vs.
	Three Months Ended December 31, 2007
Percentage of Revenue Growth by Component	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	8.4%	0.0%	-2.5%	5.9%
Environmental	-1.0%	0.5%	-2.9%	-3.4%
Oilfield services	1.0%	2.0%	-0.4%	2.6%
Transportation	0.4%	0.0%	0.0%	0.4%
Total	8.8%	2.5%	-5.8%	5.5%
% of growth	159.6%	44.2%	-103.8%	100.0%

	Three Months Ended December 31,
	2008	2007	% change
Minerals Product Line Sales	(Dollars in Thousands)

Metalcasting	$40,954	$38,257	7.0%
Specialty materials	27,003	27,382	-1.4%
Pet products	19,999	17,897	11.7%
Basic minerals	18,108	9,566	89.3%
Other product lines	(306)	1,136	*
Total	105,758	94,238

* Not meaningful.

	Three Months Ended December 31,
	2008	2007	% change
Environmental Product Line Sales	(Dollars in Thousands)

Lining technologies	$36,628	$36,532	0.3%
Building materials	13,290	20,472	-35.1%
Other product lines	6,397	5,845	*

Total	56,315	62,849

* Not meaningful.

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

	Twelve Months Ended December 31, 2008
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total
Minerals	34.1%	7.8%	6.7%	48.6%
Environmental	16.5%	13.0%	2.0%	31.5%
Oilfield services	12.9%	1.6%	0.6%	15.1%
Transportation	4.8%	0.0%	0.0%	4.8%
Total - current year's period	68.3%	22.4%	9.3%	100.0%
Total from prior year's comparable period	68.2%	23.8%	8.0%	100.0%

	Twelve Months Ended December 31, 2008
	vs.
	Twelve Months Ended December 31, 2007
Percentage of Revenue Growth by Component	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	8.7%	1.3%	-0.3%	9.7%
Environmental	2.1%	0.8%	0.6%	3.5%
Oilfield services	2.8%	1.7%	-0.1%	4.4%
Transportation	1.1%	0.0%	0.0%	1.1%
Total	14.7%	3.8%	0.2%	18.7%
% of growth	78.4%	20.4%	1.2%	100.0%

	Twelve Months Ended December 31,
Minerals Product Line Sales	2008	2007	% change
	(Dollars in Thousands)

Metalcasting	$175,072	$152,358	14.9%
Specialty materials	104,242	90,374	15.3%
Pet products	78,260	65,804	18.9%
Basic minerals	65,383	43,269	51.1%
Other product lines	6,029	4,865	*
Total	428,986	356,670

* Not meaningful.

	Twelve Months Ended December 31,
Environmental Product Line Sales	2008	2007	% change
	(Dollars in Thousands)

Lining technologies	$174,895	$149,191	17.2%
Building materials	78,380	80,555	-2.7%
Other product lines	25,433	23,030	*
Total	278,708	252,776

* Not meaningful.